Exhibit 10.5

PAREXEL INTERNATIONAL

PAREXEL Management Incentive Plan

Updated Effective July 1, 2011

PAREXEL MANAGEMENT INCENTIVE PLAN

TABLE OF CONTENTS

I.	PURPOSE	3

II.	DEFINITIONS	3

III.	ELIGIBILITY	4

IV.	DETERMINATION OF PAYMENTS UNDER THE MIP	4

V.	TARGET AWARDS	5

VI.	PERFORMANCE MEASURES	6
1.	Company Performance Components	6
a.	Non-Backlog Financial Performance	7
b.	Backlog Financial Performance	8
c.	Customer Satisfaction Performance	9
2.	Individual Performance Component	10

VII.	TARGET AWARD PAYMENTS	10

VIII.	TERMINATION OF EMPLOYMENT/LEAVE OF ABSENCE	11

IX.	NEW HIRES AND PROMOTIONS	11

X.	PARTICIPANT PERFORMANCE	11

XI.	ADJUSTMENTS	12

XII.	MIP ADMINISTRATION	12

XIII.	ASSIGNMENT AND EMPLOYEE RIGHTS	13

XIV.	AMENDMENT OR TERMINATION	13

XV.	NO CLAIM AGAINST ASSETS	13

XVI.	WITHHOLDING TAX	14

XVII.	EFFECTIVE DATE/INTEGRATION	14

XVIII.	VALIDITY	14

XIX.	GOVERNING LAW	14

PAREXEL MANAGEMENT INCENTIVE PLAN

I.	PURPOSE

The MIP has been developed to focus Managers and Key Individual Contributors on the accomplishment of organizational goals and specific individual performance objectives identified as critical to the success of the Company.

The MIP serves as a means to communicate the Company’s priorities, support the Company’s business plans, and encourage cooperation among employees within and between different organizational units. The MIP also provides a consistent means to reward successful Manager and Key Individual Contributor performance.

II.	DEFINITIONS

MIP: PAREXEL Management Incentive Plan (otherwise referred to herein as the “Plan”)

Company: PAREXEL International Corporation

Manager: An employee who has both administrative and functional responsibilities for subordinate staff, as determined by the Company.

Key Individual Contributor: An employee who, although not managing staff, provides significant contributions to the overall attainment of Corporate, SBU and/or Operating Unit goals, as determined by the Company.

Participant: An employee of the Company whom the Company deems eligible to participate in the MIP.

Individual Performance Objectives: Measurable goals or objectives specific to the Participant’s own role, as determined by the Company. Individual Performance Objectives are generally identified in a Participant’s Performance Management and Development (PMD) Plan. This term may also refer to strategic team goals for certain selected Participants. Individual Performance Objectives are subject to change at any time, at the Company’s discretion, without prior notice.

SBU: Strategic Business Unit.

Operating Unit: Business segment or functional group, reporting into the SBU Head/BRC Member.

Corporate: Relating to the Company as a whole.

PAREXEL MANAGEMENT INCENTIVE PLAN

Annual Salary Total: In the context of the MIP, Annual Salary Total refers to the amount of base salary paid to the Participant during the MIP year as recorded in PAREXEL’s Human Resource Information System of record. It covers only periods when an employee is a Participant and has an active employment status. Annual Salary Total includes only base salary paid through the Company’s standard payroll processes and it does not include any additional payments that may be made to a Participant, such as overtime pay, bonus payments, equity compensation, the value of employee benefits, or any other forms of compensation.

Plan Year: The Plan Year corresponds to the Company’s fiscal year, July through June.

III.	ELIGIBILITY

Employees in Manager and Key Individual Contributor positions are recommended for participation in the MIP. New hires or promotions in positions not already approved for MIP participation require the approval of the Chief Executive Officer (or his designee) before being deemed Participants in the MIP. Each Participant should receive a MIP Objectives Summary document regarding the goals and objectives established by the Company. Participation in the MIP shall be conditioned upon the Participant’s execution of and compliance with a current version of the Company’s standard agreement regarding confidentiality, non-disclosure, non-solicitation, assignments of inventions and intellectual property rights, and, if applicable, non-competition, as determined by the Company in its discretion.

IV.	DETERMINATION OF PAYMENTS UNDER THE MIP

The MIP is funded at the Company’s discretion based on the achievement of PAREXEL Corporate targets and will generally be based on each Participant’s Target Award and the achievement of financial performance measures and Individual Performance Objectives established by the Company, as described below. Whether and the extent to which MIP payments are funded remains at the discretion of the Company and nothing herein should be construed or interpreted to promise or guarantee any MIP payment to any Participant or employee of the Company.

The final determination as to the amount of any incentive payment to be paid to a Participant under the MIP shall be made by the Chief Executive Officer (or his designee), acting in his sole discretion, who shall have the right to adjust any target award, financial performance measure, Individual Performance Objective or award payment (including the right, in his discretion, to reduce any target award or award payment to zero notwithstanding the achievement of any or all of

PAREXEL MANAGEMENT INCENTIVE PLAN

the Company financial performance measures or Individual Performance Objectives). No Participant will have any right to any payment under the Plan and no payment will be considered due and payable unless and until the amount is definitively determined by the Chief Executive Officer (or his designee).

V.	TARGET AWARDS

Participants have a designated annual Target Award. The Target Award is expressed as a percent of each Participant’s Annual Salary Total. The Target Award varies by job level and the Participant’s anticipated impact on Company goal achievement, as determined by the Company. The Target Award is established by the Company in its discretion and is subject to change at any time at the discretion of the Company, without prior notice.

If the Company determines that a Participant’s Target Award should change (due to job change or otherwise) during the Plan Year, the Target Award for the full Plan Year will be pro-rated based on the portion of the Plan Year the Participant spent at each Target Award level.

Generally, Participants will be targeted at the following levels:

Level*	Target Award (% of Annual Salary Total)

Managers/ Individual Contributors	10%

Associate Directors, Directors and Senior Directors (smaller/local/regional departments)	15%

Senior Directors (larger departments spanning more than one region/ global departments)	20%

Vice Presidents/Sr. VPs/Corporate VP	Variable

*	Levels will be established by Human Resources in consultation with the SBU Head/BRC Member.

PAREXEL MANAGEMENT INCENTIVE PLAN

VI.	PERFORMANCE MEASURES

A Target Award has two components: (1) a Company performance component and (2) an individual performance component. Unless otherwise decided by the Company in its discretion, a Participant’s eligibility for payment of a Target Award will be evaluated on the Company and individual performance measures in place for the majority of the Plan Year based on the applicable number of calendar days.

1.	Company Performance Components

Determination of a Participant’s Company performance component of the target award is dependent on the achievement of annually specified goals by Company. Such goals will generally fall in one or more of the categories listed below or such other categories as the Chief Executive Officer (or his designee) may from time to time determine in his discretion, and may vary within or between each Plan Year:

•	PAREXEL Worldwide Corporate Pre-Tax Income

•	Earnings Per Share (generally for Executive Committee members)

•	Business Operating Margin

•	Backlog

•	Customer Satisfaction

Such categories may be measured at the Corporate, SBU and/or Unit level, as established and determined by the Company in its discretion. The specific categories for a particular Plan Year, the weighting of any category, and the exact financial target for each category for such Plan Year shall be determined by the Chief Executive Officer (or his designee), in his sole discretion. The exact target for each category will be based on approved budgets for the Plan Year.

The Company targets shall include, as applicable, accruals for payments to be made pursuant to the MIP.

PAREXEL MANAGEMENT INCENTIVE PLAN

a.	Non-Backlog Financial Performance

The Company’s attainment of 100% of the non-backlog financial performance objectives will generally result in a payment of 100% of the non-backlog financial performance component of the Target Award. Non-backlog financial performance between 90% and 100% of the objectives will generally result in reduced payments for the non-backlog financial performance component of the Target Award. Non-backlog financial performance above 100% of the objectives will generally result in payments above target for the non-backlog financial performance component of the Target Award. Payments for the non-backlog financial performance component of the Target Award are capped at 150% of the Target Award. Please see table and Figure 1 below for a representation of the non-backlog financial performance payout curve.

	Non-Backlog Financial Performance Payout Chart
Achievement %	<90	90	100	125	>125
Payout %	0	20	100	150	150

PAREXEL MANAGEMENT INCENTIVE PLAN

b.	Backlog Financial Performance

The Company’s attainment of at least 100% of the Corporate, SBU or Unit backlog financial performance objectives will generally result in a payout of 100% of the backlog financial performance component of the Target Award. Payments for the backlog financial performance component of the Target Award are capped at 100% of the Target Award. The Company’s inability to attain 100% of the Corporate, SBU or Unit backlog financial performance objectives will generally result in no payment for the backlog financial performance component of the Target Award. Please see table and Figure 2 below for a representation of the backlog financial performance payout curve.

	Backlog Performance Payout Chart
Achievement %	<100	100	>100
Payout %	0	100	100

PAREXEL MANAGEMENT INCENTIVE PLAN

c.	Customer Satisfaction Performance

Customer Satisfaction will be measured based on the Overall Customer Satisfaction scores as reported by the Corporate Quality group versus the target set each fiscal year. Performance above target will generally result in an increase of the payout by 6.25% for each 0.1 change in Customer Satisfaction. Performance below target will generally result in a decrease in the payout by 12.5% for each 0.1 change in Customer Satisfaction. No payout under 50% will be made and the maximum payout is 125%. Please see the table and Figure 3 below for a representation of the customer satisfaction payout curve based on target of 7.8 for the graph.

	Customer Satisfaction Performance Payout Chart
Achievement %	Scores Below	Target - 0.4	Target	Target + 0.4	Scores Above
Payout %	0	50	100	125	125

PAREXEL MANAGEMENT INCENTIVE PLAN

2.	Individual Performance Component

Determination of a Participant’s eligibility to receive payment of the individual performance component of the Target Award is dependent on the Participant’s achievement of annually specified Individual Performance Objectives generally identified in a Participant’s Performance Management and Development (PMD) Plan, as determined by the Company in its discretion. The amount paid of a Participant’s individual performance component of the Target Award can range from 100% to 0%, at the Company’s discretion. Please see the table and Figure 4 below for a graphical representation of the individual performance objective payout curve.

	Individual Performance Payout Chart
Achievement %	0	50	100	>100
Payout %	0	50	100	100

VII.	TARGET AWARD PAYMENTS

Payment of a Participant’s Target Award will be determined by the Chief Executive Officer (or his designee) in his discretion. Payment of any Target Award will be made pursuant to the Company’s regular payroll practices in the employee’s active currency at the time of payment and will be subject to all

PAREXEL MANAGEMENT INCENTIVE PLAN

applicable taxes and withholdings. Currency changes will be calculated using the budgeted fiscal year exchange rate as identified by PAREXEL. Target Award payments will be made to each Participant within one hundred and twenty (120) days after the end of the applicable Plan Year.

VIII.	TERMINATION OF EMPLOYMENT/LEAVE OF ABSENCE

If a Participant resigns, gives notice of termination or his/her employment terminates with the Company for any reason (whether voluntarily or involuntarily) prior to the date a Target Award payment is made, the Participant will not be eligible to receive any payment under the MIP for the Plan Year in which the termination occurs and/or any prior Plan Year (if the payment for the prior Plan Year has not been made as of the date of the Participant’s resignation, notice of termination or separation from employment). Any exceptions to this rule must be approved by the Chief Executive Officer (or his designee). Participants must have an active employment status at the time of payment to be eligible to receive any MIP award payment. If a Participant is on a leave of absence at the time of payment, the Participant will receive any applicable MIP payment when the Participant returns to active employment status. If the Participant does not return to active employment status by reasons other than death or disability, he/she will not be eligible to receive any payment under the MIP, unless required under applicable law.

Notwithstanding any other provision of the MIP, the Chief Executive Officer (or his designee) may, at his sole discretion, permit continued participation, pro-ration or early distribution (or a combination thereof) of awards for which a Participant would otherwise be ineligible.

IX.	NEW HIRES AND PROMOTIONS

Individuals hired or promoted into positions not previously eligible for MIP participation after the beginning of a Plan Year will be added as Participants under the MIP, subject to the approval of the Chief Executive Officer (or his designee) as of a date determined by the Company. Participants added during the applicable Plan Year will be eligible to receive a pro-rated award based on the date they became eligible to participate in the MIP.

X.	PARTICIPANT PERFORMANCE

Participants with less than satisfactory performance during the MIP Plan Year, as determined by the Company, will not be entitled to receive any award under the

PAREXEL MANAGEMENT INCENTIVE PLAN

MIP. If a Participant has undergone formal disciplinary action for poor performance or behavior during the MIP Year, has an Individual Performance Objective achievement of 0%, or is undergoing formal disciplinary action for poor performance or behavior at the time the MIP payment is determined or made, he/she will not be eligible to receive any award payment. If the disciplinary action has been completed and/or performance/behavior has reached the required standard, the Company may choose to make a partial or pro-rated payment to the Participant in its discretion.

XI.	ADJUSTMENTS

The Chief Executive Officer (or his designee) may make performance measure adjustments (up or down) at any time during or at the end of the fiscal year, when the Chief Executive Officer (or his designee) determines that events have occurred or may occur that significantly alter or impact established Company or business unit performance measures. Any such adjustments are final and binding upon all Participants and other parties concerned. Such events may include without limitation, changes in accounting rules or regulations, changes in regulatory rulings that affect the business of the organization, and significant unexpected changes in economic conditions affecting the Company.

XII.	MIP ADMINISTRATION

The Chief Executive Officer (or his designee) has the authority to interpret the provisions of the MIP and make decisions necessary to administer the MIP. Any decision by the Chief Executive Officer (or his designee) regarding eligibility for payments under the MIP, or other interpretations of or decisions related to the provisions of the MIP, shall be final and binding on all Participants and other parties concerned. This authority includes but is not limited to the following administrative provisions:

•	Interpretation of Plan Provisions

•	Approval of MIP Participants

•	Establishment of MIP Levels

•	Establishment of Performance Goals

•	Weighting of Target Award Components

•	Certification of Performance against established MIP Goals

•	Adjustment of Performance Goals

•	Determination, Approval and/or Timing of Payments under the MIP

Any determination made under this MIP regarding an “executive officer” of the Company (as defined by Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended) must be approved by the Compensation Committee of the Board of Directors of the Company and, as it relates to any determination made under this MIP regarding executive officers, the term “Chief Executive Officer” used herein shall mean and include the Compensation Committee.

PAREXEL MANAGEMENT INCENTIVE PLAN

The Chief Executive Officer (or his designee), in making any determination under the MIP, is entitled to rely on opinions, reports or statements of employees of the organization, counsel, public accountants, and other experts or third parties.

XIII.	ASSIGNMENT AND EMPLOYEE RIGHTS

No employee has any claim or right to be a Participant in the MIP or granted an award under the MIP, and there is no obligation for uniformity of treatment of eligible employees or Participants under the MIP. Nothing in this Plan shall be construed or interpreted to provide any Participant with any guarantee of employment with the Company for any defined period of time or any continued employment with the Company. Nothing in this Plan shall alter or modify the employment status of any Participant. All interpretations of Plan provisions or decisions about any awards should be made under the Plan, in total or with respect to any Participant, are entirely within the discretion of the Chief Executive Officer (or his designee).

XIV.	AMENDMENT OR TERMINATION

This MIP may be amended, suspended or revoked at any time, for any reason, without prior notice. In the case of any amendment, suspension and/or termination of the MIP, the Chief Executive Officer (or his designee) may, in his discretion, authorize the pro-ration, early distribution, or partial distribution of awards paid under the MIP.

XV.	NO CLAIM AGAINST ASSETS

Nothing in this Plan shall be construed as giving any Participant, or his or her legal representative or designated beneficiary, any claim against any specific assets of the Company or any parent, subsidiary or affiliate of the Company as imposing any trustee relationship upon the Company in respect of the Participant. The Company shall not be required to segregate any assets in order to provide for the satisfaction of the obligations hereunder. If and to the extent that the Participant or his/her legal representative or designated beneficiary acquires a right to receive any payment pursuant to this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

PAREXEL MANAGEMENT INCENTIVE PLAN

XVI.	WITHHOLDING TAX

The Company withholds any and all taxes or other withholdings required by law and/or Company plans and policies from all MIP awards.

XVII.	EFFECTIVE DATE/INTEGRATION

The MIP is effective July 1, 2011 and shall remain in effect until terminated by the Company. Except as expressly provided in this MIP, or in a written agreement between the Company and a Participant that specifically refers to MIP awards, this MIP represents the sole agreement between the Company and Participants concerning its subject matter and it supersedes all prior agreements, arrangements, understandings, warranties, representations, and statements between the parties concerning its subject matter.

XVIII.	VALIDITY

In the event any provision of the MIP is held invalid, void or unenforceable the same shall not affect in any respect whatsoever the validity of any other provision of the MIP.

XIX.	GOVERNING LAW

The MIP shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without reference to its principles of conflict of laws. The state and federal courts in the Commonwealth of Massachusetts will have the exclusive jurisdiction to resolve any disputes arising out of or related to the MIP, and any Participant hereunder voluntarily submits to the jurisdiction over his/her person by a court of competent jurisdiction located within the Commonwealth of Massachusetts. The Company and any Participant hereunder expressly waive any right to a jury trial with respect to any dispute arising out of or related to the MIP.